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                                                                     Exhibit 4.2

                         (GLATFELTER BEYOND PAPER LOGO)


                                   GLATFELTER

           TOP MANAGEMENT RESTRICTED STOCK UNIT AWARD CERTIFICATE

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Award Number:________

Award Date:_________    Number of                   Final Vesting Date:_______
                        Restricted Stock Units:


      THIS CERTIFIES THAT Glatfelter (the "Company") has on the Award Date specified above granted to

<<FIRST_NAME>> <<LAST_NAME>>

      (the "Participant") an award (the "Award") to receive that number of Restricted Stock Units (the "RSUs") indicated above in the box labeled "Number of Restricted Stock Units," each RSU representing the right to receive one share of the Company's common stock, $.01 par value per share (the "Common Stock"), subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Company's 2005 Long-Term Incentive Plan (the "Plan"). In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall prevail. Any terms not defined herein shall have the meaning set forth in the Plan.

                                     * * * *

1.      Rights of the Participant with Respect to the Restricted Stock Units.


      (a) No Shareholder Rights. The RSUs granted pursuant to the Award do not and shall not entitle the Participant to any rights of a holder of Common Stock. The rights of the Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 2, 3 or 4.

      (b) Dividend Equivalents. The Company shall pay to Participants holding RSUs outstanding on the record date for the payment of any dividend on the Common Stock an amount equal to the dividend such Participant would have received on the payment date therefor if the shares of Common Stock issuable in accordance with such RSUs had been issued and outstanding on such record date.


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      (c) Conversion of Restricted Stock Units; Issuance of Common Stock. No
      shares of Common Stock shall be issued to a Participant prior to the date on which the RSUs vest and the restrictions with respect to the RSUs lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After all restrictions with respect to RSUs lapse pursuant to Section 2, 3 or 4, the Company shall cause to be issued as soon as practicably possible, in book-entry form, registered in the Participant's name or in the name of the Participant's legal representatives, beneficiaries or heirs, as the case may be, in payment for such RSUs that number of shares of Common Stock equal to the number of RSUs with respect to which the restrictions have lapsed.

2. Vesting. 1/3 of the total amount of RSUs awarded shall vest on each December 31st of the second, third and fourth full year following the year of the Award, and the restrictions with respect to the RSUs awarded shall lapse on December 31st of the fourth full year following the year of the Award, if the Participant remains continuously employed by the Company or any of its subsidiaries until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, in the event of a Change in Control, as hereinafter defined, all of the RSUs that have been held for at least 6 months shall become immediately and unconditionally vested, and the restrictions with respect to such RSUs shall lapse.

4.    Forfeiture or Early Vesting Upon Termination of Employment.

      (a) Termination of Employment Generally. If, prior to vesting of the RSUs pursuant to Section 2 or 3, the Participant ceases to be an employee of the Company or any of its subsidiaries for any reason (voluntary or involuntary), other than death or Disability, then such RSUs shall be immediately and irrevocably forfeited. If, subsequent to vesting of the RSUs, the Participant ceases to be an employee for any reason without cause, other than death or Disability as described below under Section 4(b), the restrictions with respect to the vested RSUs shall continue and shall lapse, as if such employment had not terminated.

      (b) Death or Disability. Upon the death or Disability of a Participant while employed by the Company or any of its subsidiaries, then the RSUs shall vest to the extent necessary to cause the percentage of RSUs that have vested (including those that vested prior to the date of death or Disability) to equal the percentage of the RSUs granted that is equal to the percentage of the vesting restriction period that has elapsed as of the date of death or the date on which such Disability commenced (such date to be determined by the Compensation Committee in its sole discretion) and the Company shall cause to be issued as soon as practicably possible, in book-entry form, registered in the Participant's name or in the name of the Participant's legal representatives, beneficiaries or heirs, as the case may be, in payment for the RSUs with respect to which all restrictions have lapsed that number of shares of Common Stock equal to the number of RSUs with respect to which all restrictions have lapsed. All unvested RSUs (after giving effect to the foregoing sentence) on the date of such death or Disability will be immediately and irrevocably forfeited.

5. Restriction on Transfer. The RSUs and any rights under the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition of RSUs or other rights under the Award shall be void and unenforceable against the Company and shall result in the immediate forfeiture of such RSUs and rights. Notwithstanding the foregoing, the Participant may, in the manner established


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by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any shares of Common Stock issued or any cash paid with respect to the RSUs upon the death of the Participant.

6.    Tax Matters.

      (a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes are withheld or collected from the Participant.

      (b) In accordance with the terms of the Plan, and such rules as may be adopted by the Compensation Committee under the Plan, the Participant may elect to satisfy the Participant's federal, state and local tax withholding obligations arising from the receipt of, the vesting of or the lapse of restrictions relating to, the RSUs, by (i) delivering cash, check or money order payable to the Company, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant's election must be made on or before the date that any such withholding obligation with respect to the RSUs arises. If the Participant fails to timely make such an election, the Company shall have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

7.    Miscellaneous.

      (a) The Award does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

      (b) The Company shall not be required to deliver any shares of Common Stock upon vesting of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

      (c) An original record of the Award and all the terms thereof, executed by the Company, shall be held on file by the Company. To the extent there is any conflict between the terms contained in the Award Certificate and the terms contained in the original record held by the Company, the terms of the original record held by the Company shall control.

8.    Definitions.

      (a)   "Board" shall mean the Board of Directors of the Company.

      (b) "Change in Control". For the purposes of this Certificate, a "Change in Control" shall mean:

            (i) The acquisition, directly or indirectly, other than from the Company, by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any


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      purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter which acquires beneficial ownership of voting securities of the Company) (a "Third Party") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

            (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Certificate, an Incumbent Director; or

            (iii) Consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquiror) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors, or
      (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

      In addition to the foregoing, a Change in Control with respect to an individual Participant shall be deemed to occur if the Participant's employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control."

      (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      (d) "Committee" shall mean the Compensation Committee of the Board consisting of three or more Directors, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect from time to time, and an "outside director" within the meaning of Section 162(m) of the Code and regulations promulgated thereunder, as in effect from time to time.

      (e) "Disability" shall mean a disability due to any medically determinable physical or mental impairment that prevents a Participant from fulfilling the duties that such Participant was performing at the time of the occurrence of such disability and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of more than twelve months, as determined by the Committee in its sole discretion.

      (f) "Fair Market Value" for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the New York Stock Exchange.


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A copy of the 2005 Long-Term Incentive Plan is attached to this Certificate.



                                                                      GLATFELTER


                                                 ___________________________




___________ ___, __________


By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.




Signature: ______________________________             Date:_______________
            <<First_Name>><<Last_Name>>


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